CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


As independent petroleum engineers, Williamson Petroleum Consultants, Inc. hereby consents to the incorporation by reference in this Registration State-ment on Form S-8 of Chesapeake Energy Corporation (the Company) of all refer-ences to our reports and our firm included in or made a part of the Company Prospectus dated April 3, 1996 relating to its common stock, which Prospectus was filed pursuant to Rule 424(b) under the Securities
Act of 1933, as amended, and formed a part of the Company registration statements on Form S-3 (Nos. 333-1588 and 333-3206) under the Act. This registration statement on Form S-8 is to be filed on or about June 28, 1996.


                           WILLIAMSON PETROLEUM CONSULTANTS, INC.

                           Williamson Petroleum Consultants, Inc.

Houston, Texas
June 26, 1996